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                                                                      EXHIBIT 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIOS)

                                                                Three Months Ended        Nine Months Ended
                                                                   September 30,             September 30,
                                                                -------------------      --------------------
                                                                2004          2003        2004         2003
                                                                -----         -----      -------      -------
Earnings (loss)
        Loss before income taxes                                $(652)        $(254)     $(1,679)     $  (677)

Add (deduct)
        Fixed charges from below                                  381           361        1,116        1,074
        Income (loss) from equity investees                         1             -           (2)         (18)
        Distributed income of equity investees                      -             -            -           44
        Interest capitalized                                       (2)           (3)          (8)          (9)
                                                                -----         -----      -------      -------

Earnings (loss) as adjusted                                     $(272)        $ 104      $  (573)     $   414

Fixed charges

        Interest expense, including capitalized amounts and
           amortization of debt costs                           $ 212         $ 192      $   609      $   566
        Preference security dividend                                5             6           14           18
        Portion of rental expense representative of the
           interest factor                                        164           163          493          490
                                                                -----         -----      -------      -------

Total fixed charges                                             $ 381         $ 361      $ 1,116      $ 1,074

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (1)                   (0.71)         0.29        (0.51)        0.39

(1) Fixed charges exceeded our adjusted earnings (loss) by $653 million and $1.7 billion for the three and nine months ended September 30, 2004, respectively and by $257 million and $660 million for the three and nine months ended September 30, 2003, respectively.